UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]     Preliminary Proxy Statement
[  ]     Confidential, for Use of the Commission Only (as permitted by
         Rule 14a-6(e)(2))
[  ]     Definitive Proxy Statement
[x]      Definitive Additional Materials
[  ]     Soliciting Material Pursuant to ss.240.14a-12

                                BCB Bancorp, Inc.
                -----------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)   Title of each class of securities to which transaction applies:



     2)   Aggregate number of securities to which transaction applies:



     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):



4) Proposed maximum aggregate value of transaction:



5) Total fee paid:



[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided  by  Exchange  Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:



2) Form, Schedule or Registration Statement No.:



3) Filing Party:



4) Date Filed:

                                                                    May 8, 2004



                          BCB BANCORP, INC.'S SLATE --
                     COMMITTED TO BUILDING SHAREHOLDER VALUE

        THIS ANNUAL MEETING IS CRITICAL FOR THE FUTURE OF YOUR INVESTMENT


Dear Fellow Shareholders:

Over the past few weeks, we have had the distinct pleasure of speaking with many of you - hearing your thoughts, responding to your questions, and discussing BCB's business plan and prospects for the future. With only days left before BCB Bancorp, Inc.'s Annual Meeting of Shareholders, it is important that you act now to protect the value of your investment. We urge you to reject the dissident's hostile overtures by voting the white proxy card.

                            YOUR INVESTMENT IS STRONG

Your current management team is proud of the significant strides we have made in the past -- and especially in the first quarter of this year, when we recorded our MOST PROFITABLE QUARTER to date. The dissident group has not been able to dispute the fact that we have been extraordinarily successful in building the Bayonne Community Bank franchise.

                       OUR CORPORATE GOVERNANCE IS STRONG

The dissident group has written to you and misrepresented certain facts to make you believe that the governance policies of your company are weak. On the contrary, we believe that our governance practices are STRONG.

You be the judge. The following is an overview of how our company is governed:

o    All of our directors are elected on an annual basis.
o    We have split Chairman & CEO positions.
o All of our directors own shares of the company and have an invested interest in seeing it succeed.
o    70% of our directors are independent.
o We DO NOT have a "shareholder rights" plan -- otherwise known as a "poison pill."
o    We have established nominating and audit committees.
o    The heads of these committees are non-employee directors.


Given these practices, does this look like a company with poor corporate governance? WE THINK NOT!!!

               WE ARE SUSPICIOUS OF THE DISSIDENT GROUP'S MOTIVES

As we have previously shown, despite what has been said publicly, we believe this group has every intention of selling this bank. DO NOT LET THE DISSIDENT GROUP DESTROY OUR LONG-TERM POTENTIAL. We believe that nominating members of the dissident group to the board of directors would divide, distract and disrupt the Board and its efforts to grow the bank and maximize shareholder value.

In concluding, we would like to take this chance to thank not only our management, but also our clients, employees, and especially investors, for your continued support in growing Bayonne Community Bank. Please use the WHITE proxy card to vote FOR the BCB Bancorp, Inc.'s slate of directors. This election is critical for the future of your investment, and every vote is important. Please let your vote count!

We look forward to continuing our dialogue with you in the future, and thank you for your support.

Sincerely,




/s/ Mark D. Hogan                          /s/ Donald Mindiak
---------------------                      -------------------------
Mark D. Hogan                              Donald Mindiak
Chairman of the Board                      President and Chief Executive Officer




             BCB BANCORP, INC. -- GROWING WITH THE BAYONNE COMMUNITY